EXHIBIT 10.3
ARCHSTONE-SMITH TRUST
2001 LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT
     WHEREAS, Archstone-Smith Trust (the “Trust”) selected _______________ as a Participant (the “Participant”) in the special long-term incentive program (the “Program”) established October 6, 2005 under the Archstone-Smith Trust 2001 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, the Participant is eligible to receive performance units based upon the goals established under the Program for the period beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”);
     NOW, THEREFORE, IT IS AGREED, by and between the Trust and the Participant as follows:
     1. Award. Subject to the terms of this Agreement and the Plan, the Participant was granted ___performance units (the “Units”). No dividends or dividend equivalent units will be earned with respect to the Units during the Performance Period (as defined herein).
     2. Definitions. Except where the context clearly implies or indicates the contrary, any term used in this Agreement but not defined herein shall have the meaning given such term in the Plan.
     3. Earning and Forfeiture of Units. Subject to the terms and conditions of the Plan and this Agreement, the Units awarded hereunder shall be earned in accordance with Exhibit A. Except as provided in Exhibit A, if the Participant’s Date of Termination occurs prior to the last day of the Performance Period, all Units shall be immediately forfeited. Any Units which are not otherwise earned as of the last day of the Performance Period (and which have not otherwise been forfeited or cancelled prior to the last day of the Performance Period) shall be forfeited as of the last day of the Performance Period. The Units shall also be forfeited in accordance with Paragraph 9. For purposes of this Agreement, the Participant’s “Date of Termination” shall be the date on which he both ceases to be an employee of the Trust and the Subsidiaries and ceases to perform material services for the Trust and the Subsidiaries, regardless of the reason for the cessation; provided that a “Date of Termination” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Trust or the Subsidiary which was the recipient of the Participant’s services. The Participant shall be considered to have a “Disability” for purposes of this Agreement during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, which condition is expected to be permanent.
     4. Settlement of Units. As of the Settlement Date, the Committee shall determine the number of Units which are earned by the Participant as of the Settlement Date and such Units shall be settled by transferring to the Participant a number of whole Shares equal to the number of Units which are earned as of the Settlement Date. The Units then being settled and any Units which are not earned as of the Settlement Date shall be immediately cancelled. For purposes of this Agreement, the “Settlement Date” shall be the last day of the Performance Period.
     5. Withholding. All payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and with the consent of and to the extent provided by the Committee, such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, that previously-owned Shares that have been held by the Participant less than six months or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum statutory obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that arc applicable to such supplemental taxable income).
     6. Units Not Shares. The award of Units under this Agreement does not constitute the award of Shares, and nothing in this Agreement shall be construed to give the Participant any rights as a shareholder of the Trust prior to settlement of Units which have been earned.

     7. Transferability. This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
     8. Adjustment of Award. The number of Units awarded pursuant to this Agreement may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain transactions which affect the number, type or value of the Shares. The Committee also reserves to adjust the performance measures set forth in Exhibit A in its sole discretion, including, without limitation, in the event of extraordinary events, in order to preserve the intended benefits of the Awards to he Participant and the Trust.
     9. Forfeiture Provisions. In the event that the Committee determines that the Participant has engaged in conduct in violation of any non-competition agreement entered into between the Participant and the Trust or any affiliated entity, any portion of this Award which has not been settled shall be forfeited unless the Committee provides otherwise.
     10. Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
     11. Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Trust.
     12. Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that no such amendment or termination may materially adversely affect the rights of the Participant awarded hereunder.
     IN WITNESS WHEREOF, the Participant has hereunto set his hand, and the Trust has caused these presents to be executed in its name and on its behalf, all as of May ___, 2007.

PARTICIPANT	ARCHSTONE-SMITH TRUST

By:
[Name]		Caroline Brower Secretary and General Counsel

EXHIBIT A
     The Participant has been awarded the following Performance Units under the Special Long Term Incentive Program for the 2006-2008 performance period.

Name	Performance Units Awarded for 2006-2008 (#)(1)
[NAME]

(1)	Performance units that vest will be exchangeable for Common Shares on a one-for-one basis, but the number of performance units that will vest, if any, will be determined in January or February 2009, and will depend on the Company’s performance.
The actual number of performance units that vest will be determined by the Compensation Committee in January or February 2009. The vested performance units are exchanged for an equal number of Common Shares immediately upon vesting. Any performance units that do not vest are cancelled. Performance unit holders have no right to vote, receive dividends or transfer the performance units until Common Shares are able to be issued in exchange for the vested performance units.
The number of performance units that vest can range from zero to the entire number of performance units awarded. Vesting for one half of the performance units depends on our average annual compounded Total Shareholder Return (“TSR”) for the applicable performance period on an absolute basis (“Absolute TSR”) and vesting for the remaining half of the performance units depends on the percentile our average annual compounded TSR over the applicable period puts us in relation to the companies in the NAREIT Apartment Index, as set forth in the chart below. Vesting will be determined in the same manner as vesting with respect to the other officers (i.e., 50% of the total units awarded will be based on Absolute TSR and the remaining 50% will be based on performance relative to the companies in the NAREIT Apartment Index). The following chart describes the percentage of performance units that would vest based on the Company’s average annual compounded TSR during the applicable performance period:

50% of Units Awarded		50% of Units Awarded
	% of These Units	TSR vs. NAREIT	% of These Units
Absolute TSR	Vested	Apartment Index	Vested
Less than 11%	0%	Below 60th Percentile	0%
11.0%	40%	60th Percentile	40%
11.5%	50%	65th Percentile	50%
12.0%	60%	70th Percentile	60%
12.5%	70%	75th Percentile	70%
13.0%	80%	80th Percentile	80%
13.5%	90%	85th Percentile	90%
14.0%	100%	90th Percentile	100%
For the three-year performance period, TSR will be determined by comparing the average of the daily TSR from October 1, 2005 through December 31, 2005 to the average of the daily TSR from October 1, 2008 through December 31, 2008.

A-1